EXHIBIT 99.1

Summer Infant Appoints Ken Ward as SVP, Sales & Operations Planning

Seasoned Executive to Focus on Aligning Strategic Objectives
with Integrated Financial Plans in Newly Created Position

WOONSOCKET, R.I., May 27, 2014 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (NASDAQ: SUMR), a global developer and distributor of juvenile health, safety and wellness products, today announced that Ken Ward has joined the Company in the newly created role of Senior Vice President, Sales & Operations Planning (S&OP). In this position, Ward will focus on tracking and aligning strategic objectives with financial plans by integrating sales with financial planning, market strategies and new product development.

“We are thrilled that Ken will be joining Summer Infant in the new position of SVP, Sales & Operations Planning,” said President and Chief Executive Officer Carol Bramson. “Ken’s significant supply chain, operational, financial and long-range strategic planning experience with companies such as Simmons and the Geneva Watch Group positions him well to lead our S&OP initiative.”

“We expect that this initiative will result in improved margins, stable production, cross-functional teamwork, reduced inventories and customer service improvement,” said Bramson. “In addition to internal supply-demand data such as customer orders, shipments, inventories and factory capacities used in most S&OP processes, we plan to leverage more sophisticated inputs like Vendor Managed Inventory (VMI), Collaborative Planning, Forecasting and Replenishment (CPFR) and sharing of downstream data like Point of-Sale (POS) information. The power of implementing S&OP lies in the sales and operations teams being well-synchronized to ensure orders are met within the optimum service and cost requirements.”

“In order to achieve our objectives for S&OP, we need a singularly powerful focus on driving state-of-the-art technology to enable the critical integration of our business processes,” added Bramson. “We are excited that Dave Hemendinger will lead our Company in this pursuit as our Chief Information Officer and will continue as a Summer Infant corporate officer.”

Ward joins Summer Infant with more than 20 years of global experience in manufacturing organizations and industrial/consumer products. Most recently, he was Vice President — Corporate Controller at Geneva Watch Group, a designer, manufacturer and distributor of high quality brand watches and clocks. He previously served as the company’s Vice President — Business Optimization. Prior to Geneva Watch Group, Ward served in senior financial positions at Materion, Riddell Sports Group, AGCO Corporation and Simmons Company. Ward holds a Bachelor of Science degree in Management from Case Western Reserve University and an M.B.A. from Cleveland State University.

In connection with his employment, Ward was granted (i) an option to purchase 40,000 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the date of grant, and (ii) 20,000 shares of restricted stock. Subject to Ward’s continued service with the Company, the option and the restricted stock award vest in equal annual installments over a four year period beginning on the first anniversary of the date of grant. The Compensation Committee of the Company’s Board of Directors granted these awards as an inducement material to Ward’s acceptance of employment in accordance with NASDAQ Listing Rule 5635(c)(4).

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a global designer, marketer, and distributor of branded juvenile health, safety and wellness products (for ages 0-3) which are sold principally to large

North American and European retailers. The Company currently markets its products in several product categories such as monitors, safety, nursery, feeding, gear and furniture. Most products are sold under the core brand names of Summer® and Born Free®. Significant products include audio/video monitors, safety gates, bath tubs and bathers, durable bath products, bed rails, swaddling blankets, baby bottles, warming/sterilization systems, booster and potty seats, bouncers, travel accessories, high chairs, swings, car seats, strollers, and nursery furniture. Over the years, the Company has completed several acquisitions and added products such as cribs, swaddling, and feeding products. For more information about the Company, please visit www.summerinfant.com.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding expected improvements in margins, customer service and operational performance resulting from its S&OP initiative. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Contact:

Paul Francese

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6572

or

David Calusdian

Sharon Merrill Associates, Inc.

(617) 542-5300

SUMR@investorrelations.com